Exhibit 99.1

OpGen Group Company Ares Genetics Commercially Launches NGS-based Antibiotic Resistance Testing Service for Native Specimens and Receives Bulk Order from Public Health Agency

Early access program launched for the next generation of the ARESupa Universal Pathogenome Assay based on targeted next-generation sequencing (NGS) of native specimens

First commercial orders completed, assay design based on proprietary ARESdb to comprehensively cover antibiotic resistance markers

Received bulk order from public health agency

GAITHERSBURG, Md. U.S., and Vienna, Austria, November 12, 2020 - OpGen, Inc. (Nasdaq: OPGN, “OpGen”), announced today that its group company and wholly owned subsidiary Ares Genetics GmbH (Vienna, Austria; “Ares Genetics”) launched an early access program for its novel, NGS-based molecular antibiotic resistance (AMR) test for comprehensive profiling of genetic AMR markers from native specimen by a hybrid-capture based targeted NGS assay.

Information on genetic antibiotic resistance of pathogens is critical for clinical practice, epidemiology and public health purposes as well as for the development of pharmaceutical products in the infectious disease sector. Ares Genetics therefore has developed a molecular test for comprehensive detection of genetic AMR markers from native specimen. It is an expanded version of the award-winning ARESupa Universal Pathogenome Assay that was initially launched in 2019 for the identification of pathogens and AMR genes from bacterial isolates and shown to also accurately predict antibiotic susceptibility in a multi-center U.S. study earlier this year.

The new version of the ARESupa, which for the time being is available for Research Use Only (RUO), combines hybrid-capture NGS technology for targeted detection of AMR markers and is designed for use with complex native specimen and has already been applied to various clinical and environmental sample material. The design of the assay and NGS capture probes is based on Ares Genetics’ proprietary ARESdb, a unique reference database on genetic antimicrobial resistance markers. The ARESupa for complex native specimen combines targeted NGS with data analysis and interpretation powered by ARESdb. Ares Genetics’ reference database covers genomes of more than 55,000 bacterial strains as well as associated susceptibility data for more than 100 different antibiotics and enables translation of detected AMR genes into actionable insights. Already today, Ares Genetics has received commercial orders for hundreds of the novel ARESupa tests, exceeding a bulk order volume of US$ 250,000. We believe these initial orders demonstrate the need for universal AMR profiling of native samples.

“The commercial launch of our Universal Pathogenome Assay for native specimen adds another great milestone in our fight against spreading antibiotic resistance, one of the most challenging threats to modern healthcare globally”, commented Dr. Andreas Posch, CEO Ares Genetics. “We are very pleased with our continued commercial progress facilitated by our R&D achievements, executing on our strategy to provide scalable laboratory testing solutions in combination with AI-powered cloud-based data interpretation to enable accurate molecular antibiotic resistance testing,” he added.

About OpGen, Inc.

OpGen, Inc. (Gaithersburg, MD, USA) is a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease. Along with subsidiaries, Curetis GmbH and Ares Genetics GmbH, we are developing and commercializing molecular microbiology solutions helping to guide clinicians with more rapid and actionable information about life threatening infections to improve patient outcomes, and decrease the spread of infections caused by multidrug-resistant microorganisms, or MDROs. OpGen’s product portfolio includes Unyvero, Acuitas AMR Gene Panel and Acuitas® Lighthouse, and the ARES Technology Platform including ARESdb, using NGS technology and AI-powered bioinformatics solutions for antibiotic response prediction.

For more information, please visit www.opgen.com.

Forward-Looking Statements by OpGen

This press release includes statements regarding the launch of an early access program next-generation sequencing based antibiotic resistance testing from complex native specimen by OpGen’s subsidiary Ares Genetics GmbH for research use only. These statements and other statements regarding OpGen’s future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, our ability to successfully, timely and cost-effectively develop, seek and obtain regulatory clearance for and commercialize our product and services offerings, the rate of adoption of our products and services by hospitals and other healthcare providers, the realization of expected benefits of our business combination transaction with Curetis GmbH, the success of our commercialization efforts, the impact of COVID-19 on the Company’s operations, financial results, and commercialization efforts as well as on capital markets and general economic conditions, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Edison Group
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